Exhibit 99.2

CHEM RX CORPORATION AND SUBSIDIARY

INDEX TO (UNAUDITED) CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of September 30, 2010 and December 31, 2009	2
Condensed Consolidated Statements of Operations for the nine months ended September 30, 2010 and 2009	3
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2010 and 2009	4
Notes to Condensed Consolidated Financial Statements	5 - 13

CHEM RX CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

AS OF SEPTEMBER 30, 2010 and DECEMBER 31, 2009

	September 30, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$8,240,892	$4,579,367
Accounts receivable, net	18,034,594	23,550,341
Inventory	13,031,066	15,591,606
Vendor rebate receivable	3,339,686	3,297,006
Prepaids and other assets	2,875,771	2,261,845

	45,522,009	49,280,165

Property and equipment, net	7,734,189	8,869,614

Intangible assets, net	62,607,393	67,905,207
Equity investment in joint venture	1,849,402	636,535
Deferred financing costs, net	2,680,879	3,328,888
Other non-current assets	179,010	186,853

	$120,572,882	$130,207,262

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$22,806,702	$22,147,673
Accrued expenses and other current liabilities	4,517,871	2,704,412
Accrued interest payable	22,930,130	11,957,560
Fair value of swap contract	—	1,791,213
Notes payable	131,440,380	129,500,000

	181,695,083	168,100,858

Subordinated notes payable - related parties	11,056,689	10,263,362

	192,751,772	178,364,220

Commitments and contingencies (See Note 6)
Stockholders’ deficit:
Preferred stock, $0.0001 par value per share; 1,000,000 shares authorized and no shares issued, September 30, 2010 and December 31, 2009	—	—
Common stock, $0.0001 par value per share; 150,000,000 shares authorized; 13,804,723 shares issued as of September 30, 2010 and December 31, 2009	1,443	1,443
Additional paid-in capital	65,705,556	65,062,578
Accumulated other comprehensive loss	(646,796)	(1,791,213)
Accumulated deficit	(137,239,093)	(111,429,766)

	(72,178,890)	(48,156,958)

	$120,572,882	$130,207,262

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHEM RX CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 and 2009

	Nine Months Ended September 30,
	2010	2009
NET SALES	$262,157,578	$267,994,053
COST OF SALES	203,173,723	198,190,434

GROSS PROFIT	58,983,855	69,803,619
OPERATING EXPENSES
Selling, general and administrative expenses	72,113,744	72,352,433

LOSS FROM OPERATIONS	(13,129,889)	(2,548,814)

OTHER INCOME (EXPENSES)
Interest income	157,996	155,333
Interest expense	(13,708,359)	(12,679,671)
Equity loss in joint venture	(28,189)	—
Other income, net	911,138	1,247,146

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(25,797,303)	(13,826,006)
PROVISION FOR INCOME TAXES	12,024	6,290

NET LOSS	$(25,809,327)	$(13,832,296)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHEM RX CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASHFLOWS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 and 2009

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net Loss	$(25,809,327)	$(13,832,296)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for doubtful accounts	641,828	313,419
Depreciation and amortization	6,983,947	6,933,415
Amortization of deferred financing fees	648,009	648,008
Amortization of terminated swap contract	1,293,584	—
Paid in kind interest on subordinated notes payable - related parties	793,327	720,096
Stock-based compensation	642,978	635,765
Equity loss in joint venture	28,189	—
Change in operating assets and liabilities:
Accounts receivable	4,873,919	3,921,719
Inventory	2,560,540	430,759
Deferred rent	221,273	453,614
Prepaids expenses and other current assets	(613,926)	1,229,632
Vendor rebates	(42,680)	1,115,767
Accounts payable	659,029	(13,144,952)
Accrued expenses and other current liabilities	1,592,186	(79,826)
Accrued interest expense	10,972,570	8,219,325
Other non-current assets	7,843	128,074

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	5,453,289	(2,307,481)

Cash flows from investing activities:
Purchase of property and equipment	(550,708)	(1,607,921)

NET CASH USED IN INVESTING ACTIVITIES	(550,708)	(1,607,921)

Cash flows from financing activities:
Repayments of term loans	—	(1,000,000)
Proceeds under revolving line of credit	—	6,500,000
Borrowings on term loans	1,940,380	—
Termination of swap contract	(1,940,380)	—
Equity investment in joint venture	(1,241,056)	(457,242)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(1,241,056)	5,042,758

NET INCREASE IN CASH AND CASH EQUIVALENTS	3,661,525	1,127,356

Cash and cash equivalents at beginning of period	4,579,367	1,292,736

Cash and cash equivalents at end of period	$8,240,892	$2,420,092

Supplemental information:
Interest paid	$—	$3,088,032

Income taxes paid	$47,080	$29,366

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHEM RX CORPORATION AND SUBSIDIARY

(UNAUDITED)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—Business and Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of Chem Rx Corporation, formerly known as Paramount Acquisition Corp. (“Chem Rx”), and its Subsidiary B.J.K. Inc. (“B.J.K.”) and B.J.K.’s subsidiaries, (collectively the “B.J.K. Entities”), ChemRx New Jersey, LLC, ChemRx Salerno’s, LLC, ChemRx Boca Raton, LLC and ChemRx Care LLC, collectively (the “Company”). Chem Rx was incorporated on June 1, 2005, and operated as a blank check company formed to complete an initial public offering and subsequently acquired an operating business. Chem Rx completed a business acquisition on October 26, 2007 of the B.J.K. Entities and as a result, the Company provides institutional pharmacy services to skilled nursing facilities and other long-term healthcare institutions. Institutional pharmacy services consist of the fulfillment of orders for prescription and non-prescription drugs and related goods for residents of various healthcare institutions. The principal markets for the Company’s products are long-term care organizations throughout New York State, New Jersey, Northeastern Pennsylvania, and Southeastern Florida. All material intercompany accounts and transactions have been eliminated in consolidation. As a result of the Sale Process described in Note 9, the Company changed its name to CRC Parent Corporation.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared on an interim basis and do not include all of the information and disclosures required by generally accepted accounting principles in the United States (U.S. GAAP) for complete financial statements. Accordingly, the accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company and related footnotes for the year ended December 31, 2009. The balance sheet as of December 31, 2009 has been derived from the audited consolidated financial statements as of that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

The results of operations for the interim periods are not necessarily indicative of results of operations for a full year. It is the opinion of management that all necessary adjustments for a fair presentation of the condensed consolidated income statements, balance sheets, cash flows for the interim periods have been made and are of a normal recurring nature.

NOTE 2—Summary of Significant Accounting Policies

Liquidity and Bankruptcy Filing

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As of September 30, 2010, the Company had total current debt outstanding of $131,440,380, a working capital deficit of $136,173,074 and an accumulated deficit of $137,239,093. Since 2008, the Company is in violation of all the financial covenants required and in default of certain principal and interest payments under the Credit Facilities. The Company entered into a forbearance agreement and an amendment to the forbearance agreement with its lenders dated April 30, 2009 and extended until June 26, 2009. These agreements have not been renewed and the lenders have the right to demand repayment of the full amount outstanding under the Credit Facilities. The Company’s negotiations with the lenders to address the covenant violations included the pursuit of other strategic alternatives, including the sale of substantially all of the assets of the Company. On May 1, 2010, the Company retained Lazard Middle Market LLC as its investment bankers to organize and run a sales process, as further described in Note 9. . On May 10, 2010, the first lien lenders filed an action in New York State Court to enjoin the Company’s use of its cash, resulting in the Company filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code on May 11, 2010.

Management’s plans with respect to these matters are described in Note 9 to the condensed consolidated financial statements which resulted in the sale of substantially all of the Company’s assets under Section 363 of the Bankruptcy Code as approved and authorized by the Bankruptcy Court in November 2010.

Fair Value Measurements

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the Company follows a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets;

Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The fair value of the Company’s financial instruments, such as cash and cash equivalents, accounts receivable, accounts payable and other current liabilities approximate carrying value due to the short-term maturities of these assets and liabilities. Fair value of the Company’s long term debt is estimated based on quoted market prices or current rates offered to the Company for debt of the same remaining maturities and approximates its carrying cost because the interest rates reflect current market rates for a debt arrangement with similar terms and provisions.

The Company’s non-financial assets measured at fair value on a non-recurring basis include goodwill and intangible assets, any assets and liabilities acquired in a business combination, and its long-lived assets. To measure fair value for such assets, the Company uses techniques including discounted expected future cash flows and/or a market approach. The primary inputs to the valuation (Level 2 and 3 inputs) are based on a number of factors, including projected future operating results and anticipated future cash flows, discount rates, and market data, including fair value data from within a comparable industry grouping and recent bids or appraisals.

Financial instruments measured on a recurring basis include the Company’s interest rate swap which was valued by the administrative agent to the Company’s Credit Facilities using discounted cash flows, as no quoted market prices exist for the specific instruments. The primary inputs to the valuation were maturity and interest rate yield curves, specifically three-month LIBOR, using commercially available market sources. The interest rate swap is categorized as Level 2 instruments under the fair value hierarchy described above.

The estimated fair values of our financial instruments are as follows:

	Carrying Amount	Estimated Fair Value
September 30, 2010
Cash and cash equivalents	$8,240,892	$8,240,892
Accounts receivable	18,034,594	18,034,594
Vendor rebate receivable	3,339,686	3,339,686
Accounts payable	22,806,702	22,806,702
Notes Payable	131,440,380	131,440,380

December 31, 2009
Cash and cash equivalents	$4,579,367	$4,579,367
Accounts receivable	23,550,341	23,550,341
Vendor rebate receivable	3,297,006	3,297,006
Accounts payable	22,147,673	22,147,673
Fair value of swap	1,791,213	1,791,213
Notes Payable	129,500,000	129,500,000

NOTE 3—Related Party Transactions

Jerry Silva, the Company’s chairman and former chief executive officer, and Steven Silva, the Company’s former president and chief operating officer in their individual capacities and in their respective capacities as life tenant and remainderman of a life tenancy (together, the “Silvas”), in connection with the October 26, 2007 business combination, entered into three separate put option agreements with certain institutional investors pursuant to which the Silvas granted to each investor an option to require the Silvas to purchase up to a total of 5,169,749 shares of the Company’s common stock from them during a specified period and a specified price in the future to the extent the applicable investor purchased outstanding shares of the Company’s common stock and caused those shares to be voted in favor of the business combination at the special meeting of the Company’s stockholders. Each put option was exercisable at any time, and from time to time, beginning July 22, 2008 and ending October 27, 2008. The exercise price for each put option was the average price paid by the investor to acquire the shares subject to the put option, but not to exceed $6.00 per share. When exercised, the put option could be settled in cash or physically settled, at the option of the Silvas. The option may be settled in cash only if the Company’s shares are traded on the Nasdaq Capital Market, the Nasdaq Global Market, or any registered national stock exchange. During the period July 22, 2008 through September 16, 2008, all three put options were exercised requiring the Silvas to purchase a total of 5,169,749 shares, resulting in the Silvas and their affiliates owning 55.56% of the Company’s outstanding shares of common stock at September 30, 2010.

The Company’s largest vendor, AmerisourceBergen Drug Corporation (“ABDC”), and the Company are parties to a prime vendor agreement. On October 26, 2007, Jerry Silva established an escrow account of $8,500,000 for the benefit of ABDC as additional security for pharmaceutical purchases by the Company under the prime vendor agreement. In addition, on April 8, 2008, the Company arranged for ABDC to extend certain benefits to the Company. The prime vendor agreement was amended in connection with the Company’s business combination to provide, among other things, that the Company would be required to maintain a cash deposit of $2,500,000 as security for its pharmaceutical purchases from ABDC. On April 8, 2008, Jerry Silva delivered to ABDC a personal letter of credit in the amount of $2,500,000 as security for pharmaceutical purchases by the Company under the prime vendor agreement. In exchange for the delivery of the letter of credit, ABDC agreed, among other things, to return to the Company the $2,500,000 cash deposit. As of September 30, 2010 and December 31, 2009, Jerry Silva provided an aggregate of $11,000,000 under the personal letter of credit and escrow account which ABDC can draw down upon in the event that the Company does not settle its accounts payable balance in accordance with agreed upon terms between the supplier and the Company. On January 12, 2009, the board of directors of the Company approved the issuance to Jerry Silva and Steven Silva of warrants to purchase an aggregate of 1,300,000 shares of the Company’s common stock. This issuance was partially due to their agreement to continue through December 31, 2009 certain personal guarantee and financing arrangements relating to the Company’s principal vendors of pharmaceutical products, as discussed above.

As part of the financing of the acquisition of the B.J.K. Entities, the Company issued subordinated notes totaling $8,258,748, to the former stockholders of the B.J.K. Entities, see Note 4.

B.J.K. leased a 75,000-square-foot Long Beach, New York facility from 750 Park Place Realty Co., LLC (the “Long Beach Landlord”) under a lease agreement that expires December 31, 2020. The ownership interests in the Long Beach Landlord are owned by Jerry Silva, Steven Silva, Rosalie Silva and the heirs of Mark Baldinger. Rosalie Silva is Jerry Silva’s ex-wife. Mark Baldinger was a former stockholder of the B.J.K. Entities. Under the lease, B.J.K. pays rent at the monthly rate of $150,000, increasing to $175,000 on January 1, 2013, $200,000 on January 1, 2016 and $225,000 on January 1, 2019. Under the lease, B.J.K., as tenant, was obligated to pay the real estate taxes relating to the premises. On November 8, 2010, Long Beach Landlord sold the property covered under the above lease agreement to an unrelated party, Ahava 750, LLC.

NOTE 4—Notes Payable and Subordinated Notes Payable to Related Parties

On October 26, 2007, the Company entered into a first lien credit and guaranty agreement in an aggregate amount not to exceed $125,000,000, consisting of $80,000,000 aggregate principal amount of initial term loan, $20,000,000 aggregate principal amount of delayed draw term loan commitments, and up to $25,000,000 aggregate principal amount of revolving commitments. Additionally, on October 26, 2007, the Company entered into a second lien credit and guaranty agreement which consists of a second lien term loan facility in an aggregate amount not to exceed $37,000,000, collectively herein referred to as the “Credit Facilities.” On October 26, 2007, the Company utilized an aggregate of $121,000,000 of the Credit Facilities to fund the purchase of the B.J.K. Entities.

The initial term loan matures on October 26, 2013 and, prior to the amendment on March 31, 2008 described below, bore interest at the lender’s prime rate plus an applicable margin, as defined, of 3% or LIBOR plus 4%, at the option of the Company. As of September 30, 2010 and December 31, 2009, $77,000,000 was outstanding under the initial term loan. Principal payments related to the initial term loan are $2,000,000 per annum from 2008 through 2010 and $4,000,000 per annum in 2011 and 2012, payable quarterly. The interest rate on the initial term loan, as amended, approximated 6.75% as of September 30, 2010 and December 31, 2009. The weighted average amounts outstanding under the term loan was approximately $77,000,000 and $77,496,000 and the weighted average interest rate was 6.75% and 6.33% for the nine months ended September 30, 2010 and 2009, respectively. In addition, the Company incurred default interest of an additional 2% for the nine months ended September 30, 2010 and 2009.

The delayed draw term commitments expired on July 31, 2008. Any borrowings under the delayed loan draw term commitments mature on October 26, 2013 and, prior to the amendment on March 31, 2008, bore interest at the lender’s prime rate plus 3% or LIBOR plus 4%, at the option of the Company. Effective May 14, 2008, the delayed draw term commitments were terminated. As of September 30, 2010 and December 31, 2009, there were no borrowings due under the delayed draw term loan commitments.

The revolving commitments expire on October 26, 2012 and, prior to the amendment on March 31, 2008 bore interest at the lender’s prime rate plus 3% or LIBOR plus 4%, at the option of the Company. As of September 30, 2010 and December 31, 2009 $15,500,000 was outstanding under the revolving commitments at an interest rate of approximately 6.75%. The weighted average amounts outstanding under the revolving commitments was approximately $15,500,000 and $15,285,000 and the weighted average interest rate was 6.75% and 6.46% for the nine months ended September 30, 2010 and 2009, respectively. In addition, the Company incurred default interest of an additional 2% for the nine months ended September 30, 2010 and 2009.

The second lien term loan facility matures on October 26, 2014 and, prior to the amendment on March 31, 2008, bore interest at an agreed upon base rate plus an applicable margin of 7% or the adjusted Eurodollar rate (as defined in the Credit Facilities) plus 8%, at the option of the Company. As of September 30, 2010 and December 31, 2009, $37,000,000 was outstanding under the second lien term loan facility. There are no principal repayment requirements under the second lien term loan facility until the maturity date. The interest rate on the second lien term loan, as amended, was 14.25% as of September 30, 2010 and December 31, 2009. The weighted average amounts outstanding under the second lien term loan was $37,000,000 for each of the nine months ended September 30, 2010 and 2009 and the weighted average interest rate was 14.25% and 13.25% for the nine months ended September 30, 2010 and 2009, respectively. In addition, the Company incurred default interest of an additional 2% for the nine months ended September 30, 2010 and 2009.

The Credit Facilities are collateralized by substantially all the assets of the Company. The Credit Facilities provide for certain mandatory prepayments in the event cash proceeds are received from the sale of certain assets, the issuance of equity securities, the issuance of debt and in the event the Company has consolidated excess cash flow (as defined) in any fiscal year commencing in 2008. The Credit Facilities also provide for a reduction in the applicable margin, as defined, based on the total leverage ratio of the Company.

The Company is also required to comply with certain restrictive and financial covenants, including, among other things, limits or restrictions on the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends, create liens, make investments, make acquisitions, modify the terms of the documents governing the indebtedness, engage in mergers, make capital expenditures or engage in certain transactions with affiliates. The Credit Facilities also require the Company to comply with minimum coverage ratios of Consolidated Adjusted EBITDA, as defined, to Consolidated Fixed Charges, Consolidated Adjusted EBITDA to Total Debt and Maximum Consolidated Capital Expenditures.

Effective March 31, 2008, the Company and its Lenders amended the Credit Facilities. The amendments were made in connection with certain violations of the financial covenants relating to fixed charge coverage ratios and total leverage ratios. The covenant violations arose because the definition of “Consolidated Adjusted EBITDA” in the Credit Facilities excluded only $5,350,000 of employee bonuses which were paid at the time of the Transaction, instead of the entire $11,000,000 of such employee bonuses which were intended to be excluded for this purpose. Accordingly, after the amendments, the definition of “Consolidated Adjusted EBITDA” provides that the entire $11,000,000 of employee bonuses paid in conjunction with the Transaction is excluded from such calculation, effective as of the original date of the Credit Facilities.

The amendment of the first lien credit and guaranty agreement included an increase to the applicable margin ranges for LIBOR loans from 4.0% to 4.5% (from the original range of 3.5% to 4.0%) and for base rate loans from 3.0% to 3.5% (from the original range of 2.5% to 3.0%), respectively, as well as an amendment fee of $245,500 on the outstanding first lien indebtedness. The amendment fee was recorded as deferred financing fees, and is being amortized over the life of the loan. The amendment to the second lien credit and guaranty agreement established a LIBOR-based loan floor interest rate of 13.25%, and a base rate-based loan floor interest rate of 14.25%. As a result, the applicable interest rate beginning March 28, 2008 for the second lien debt will be either (i) for Eurodollar rate loans, the greater of 13.25% or a rate equal to LIBOR plus the applicable original margin of 8.00%, or (ii) for non-Eurodollar loans, the greater of 14.25% or a rate equal to the prime rate plus the applicable original margin of 7.0%.

The Credit Facilities required the Company to enter into interest rate swap agreements to provide interest rate protection for a minimum of 50% of the Company’s consolidated total funded indebtedness under the first lien and second lien credit and guaranty agreements for a term of not less than three years. Effective January 28, 2008, the Company entered into a swap agreement (the “Swap”) with Canadian Imperial Bank of Commerce (“CIBC”) to provide the required interest rate protection and to manage its exposure to changes in LIBOR. The Swap was for a notional amount of $58,500,000 expiring on January 28, 2011 with a fixed rate of LIBOR interest of 3.07%. The Swap was designated a cash flow hedge of the variability of the cash flows due to changes in LIBOR and was deemed to be highly effective. Accordingly, the Company recorded the fair value of the Swap as an asset or liability on its consolidated balance sheet, and any unrealized gain or loss is included in accumulated other comprehensive income. As of September 30, 2010 and December 31, 2009, the Company had a liability of $0 and $1,791,213, respectively, recorded as fair value of the Swap in the accompanying condensed consolidated balance sheets. The Company recognized unrealized losses of $149,167 and $212,869 resulting from the change in the fair value of the Swap within other comprehensive loss for the nine months ended September 30, 2010 and 2009, respectively. In January 2010, CIBC terminated the Swap arrangement due to the Company’s default on the Credit Facilities. As a result of the terminated Swap arrangement, the Company recognized an additional $1,293,584 of accumulated other comprehensive loss into interest expense for the nine months ended September 30, 2010.

Through September 30, 2010 and continuing through the November 4, 2010 transaction described in Note 9, the Company was in violation of all the financial covenants under the Credit Facilities and is in default of certain principal and interest payments, as such, the entire amount outstanding under the Credit Facilities has been shown as current in the accompanying condensed consolidated balance sheets. The Company entered into a forbearance agreement and an amendment to the forbearance agreement with its lenders dated April 30, 2009 and extended until June 26, 2009. These agreements expired on June 26, 2009 and have not been renewed. Accordingly, the lenders have the right to demand repayment of the full amount outstanding under the Credit Facilities. On May 10, 2010, the first lien lenders sent notice to the Company demanding full payment of the outstanding balance due them. On May 11, 2010, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code; refer to Note 9, Subsequent Events for more details.

Subordinated Notes Payable—Related Parties

As of September 30, 2010 and December 31, 2009, subordinated notes payable—related parties consists of unsecured loans from the former stockholders of the B.J.K. Entities. As part of the financing of the acquisition of the B.J.K. Entities, the Company issued subordinated notes totaling $8,258,748 to the former stockholders of the B.J.K. Entities. The notes mature on April 15, 2015 and bear interest at an interest rate of 10%. As of September 30, 2010 and December 31, 2009, the interest accrued on this debt was $2,797,941 and $2,004,614, respectively.

NOTE 5—Litigation

On April 8, 2010, 25 Highland Partners LLC and Stephen A. Weiss filed a complaint in the Supreme Court of the State of New York, County of New York against the Company, B.J.K. Inc, and certain of the selling shareholders related to the business combination on October 26, 2007. The plaintiffs alleged that they are entitled to the balance of the finder’s fees related to the October 26, 2007 business combination. In addition, on May 11, 2009, Partners Pharmacy Services, LLC filed a complaint in the Superior Court of New Jersey, Chancery Division, Union County against Roderick Halbert (a former employee), Chem Rx New Jersey, LLC and certain individuals currently or previously employed by the Company. The plaintiffs alleged breach of defendant’s applicable employment agreements and their common law duties. The Company does not believe that any of these proceedings will have a material adverse effect on the Company’s results of operations or financial position.

NOTE 6—Commitments and Contingencies

The Company leases real estate properties under non-cancelable leases that expire at various times and have various renewal options. Under the terms of these leases the Company pays property taxes, insurance, maintenance and other expenses related to the leased properties.

Total rent expense for the nine months ended September 30, 2010 and 2009, was $1,989,779 and $1,980,122, respectively.

Future minimum annual rental commitments are as follows:

For the Year ending December 31,	Amount
2010	$2,360,000
2011	2,228,000
2012	2,181,000
2013	2,302,000
2014	2,100,000
Thereafter	14,700,000

Total	$25,871,000

NOTE 7—Income Taxes

The components of income taxes for the nine months ended September 30, 2010 and 2009 are as follows:

	Nine months ended September 30,
	2010	2009
Income tax provision	$12,024	$6,290
Income tax rate	0.05%	0.05%

As of September 30, 2010, the Company has net operating loss (“NOL”) carryforwards of approximately $45,000,000 that will be available to offset future taxable income. These NOL carryforwards expire on various dates beginning in 2026. For the nine months ended September 30, 2010 and 2009, the Company generated NOL carryforwards in the amount of $13,000,000 and $24,000,000, respectively, to reduce the Company’s tax expense.

For the nine months ended September 30, 2010 and 2009, the Company increased the valuation allowance by $9,800,000 and $5,000,000, respectively.

As of September 30, 2010, the Company has charitable contribution carryforwards of approximately $4,200,000. The charitable contributions expire in 2013 and 2014.

The timing and manner in which the loss carryforwards can be utilized in any year by the Company may be limited by Internal Revenue Code Section 382.

NOTE 8—Joint Venture

In February 2009, the Company entered into a joint venture agreement with New York Boys Management, LLC (“New York Boys”) to provide institutional pharmacy services in the state of Illinois, specifically the Chicago area, operating under the name Chem Rx Chicago, LLC. New York Boys owns 50.1% of the joint venture. The Company owns the remaining 49.9% of the joint venture and, as such, accounts for the investment under the equity method. The joint venture started servicing beds in the third quarter of 2009. Pursuant to the agreement, any net profits from the joint venture generally are allocated pro rata based on the respective ownership percentages of the parties, after the recovery of the net losses realized by each party. However, if the joint venture is sold before February 2019, net profits for the year in which the sale occurs are to be distributed pro rata based on respective ownership after recovery of respective losses and a preferential payment to the Company’s joint venture partner. As provided in the agreement, no member of the joint venture can transfer, sell, pledge or assign its interest in the joint venture without the unanimous consent of the members. If a member desires to sell any portion of its interest, it must first offer to sell its interest in the joint venture to the other member. On November 8, 2010, the Company sold its 49.9% interest in Chem Rx Chicago, LLC to its joint venture partner for $2,525,000.

NOTE 9—Subsequent Events

On May 1, 2010, the Company retained Lazard Middle Market LLC (“LMM”), as investment banker to advise them in connection with a potential sale or restructuring of the Company’s business. On May 10, 2010, the first lien lenders under the Credit Facilities filed an action in New York State Court to enjoin the Company’s use of its cash, resulting in the Company filing a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on May 11, 2010. In connection with its retention, LMM has been actively engaged in planning and executing a process to market the Company’s business to potential purchasers with the goal of identifying a stalking horse bidder for the sale of substantially all of the Company’s assets prior to the Company proceeding with an auction and sale process before the Bankruptcy Court (the “Sale Process”).

As a result of the Sale Process, on September 27, 2010, the Company filed Motion for Entry of Orders: (A)(I) Approving Bid Procedures Relating to Sale of the Company’s Assets; (II) Approving Bid Protections; (III) Scheduling a Hearing to Consider the Sale; (IV) Approving the Form and Manner of Notice of Sale by Auction; (V) Establishing Procedures for Noticing and Determining Cure Amounts; and (VI) Granting Related Relief; and (B)(I) Approving Asset Purchase Agreement and Authorizing the Sale of Certain Assets of Company’s Outside the Ordinary Course of Business; (II) Authorizing the Sale of Assets Free and Clear of Liens, Claims, Encumbrances and Interests; (III) Authorizing the Assumption, Sale and Assignment of Certain Executory Contracts and Unexpired Leases; and (IV) Granting Related Relief, seeking approval of bid procedures and a stalking horse agreement (the “Stalking Horse Agreement”) for the sale of substantially all of their assets under section 363 of the Bankruptcy Code to PharMerica Sub (a wholly-owned subsidiary of PharMerica Corporation), as buyer, and PharMerica Corporation, as guarantor.

On November 4, 2010, the Court entered the Sale Order, (I) approving asset purchase agreement and authorizing the sale of the Company’s assets outside the ordinary course of business, (II) authorizing the sale of assets free and clear of all liens, claims, encumbrances and interest, (III) authorizing the assumption and assignment of assumed and assigned agreements, and (IV) granting related relief. Following the entry of the Sale Order the parties to the Stalking Horse Agreement closed the sale of substantially all of the Company’s assets to a wholly-owned subsidiary of PharMerica Corporation for $70,600,000 plus the assumption of $10,183,000 of pre-petition liabilities.